Exhibit (h)(1)(iii)

AMENDMENT

To Transfer Agency and Service Agreement

Between

Each of the Entities Listed on Appendix A

And

Boston Financial Data Services, Inc.

This Amendment is made as of this 1st day of October 2011 between each of the investment companies listed below and Boston Financial Data Services, Inc. (the “Transfer Agent”). In accordance with Section 15.1 (Amendment) of the Transfer Agency and Service Agreement between the Funds and the Transfer Agent dated as of October 1, 2005, as amended (the “Agreement”), the parties desire to amend the Agreement as set forth herein.

NOW THEREFORE, the parties agree as follows:

1. Section 10.1 (Confidentiality). Section 10.1 is hereby amended by adding the following new sentence at the end of subparagraph 10.1(a): “The Fund acknowledges that the Transfer Agent may share the Confidential Information of the Fund with the Transfer Agent’s affiliates, agents, subcontractors, legal counsel and consultants provided that such parties are subject to obligations of confidentiality to the Transfer Agent with regard to such Confidential Information of the Fund no less stringent than those set forth in this Agreement.”

2. Section 12.1 (Term). The first sentence of Section 12.1 is hereby deleted and a new sentence is inserted in place thereof providing as follows: “The initial term of this Agreement (the “Initial Term”) shall be extended to the close of business on September 30, 2014 unless terminated pursuant to the provisions of this Section 12.”

3. Schedule 1.2(f) (AML Delegation). Schedule 1.2(f) to the Agreement dated July 5, 2006 is hereby replaced and superseded by the Schedule 1.2(f) dated October 1, 2011, attached hereto.

4. Schedule 1.3 (Service Level Agreement). Schedule 1.3 to the Agreement dated October 1, 2008 is hereby replaced and superseded by the Schedule 1.3 dated October 1, 2011, attached hereto.

5. Schedule 3.1. (Fees and Expenses). Schedule 3.1 to the Agreement dated effective October 1, 2008 to September 30, 2011 is superseded and replaced with Schedule 3.1 dated effective October 1, 2011 to September 30, 2014 attached hereto.

6. Appendix A Appendix A to the Agreement is superseded and replaced with Appendix A dated October 1, 2011 and attached hereto.

7. All defined terms and definitions in the Agreement shall be the same in this amendment (the “Amendment”) except as specifically revised by this Amendment.

8. Except as specifically set forth in this Amendment, all other terms and conditions of the Agreement shall remain in full force and effect.

Exhibit (h)(1)(iii)

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

NATIXIS FUNDS TRUST I
NATIXIS FUNDS TRUST II
NATIXIS FUNDS TRUST IV
LOOMIS SAYLES FUNDS I
LOOMIS SAYLES FUNDS II
GATEWAY TRUST

HANSBERGER INTERNATIONAL SERIES		BOSTON FINANCIAL DATA SERVICES, INC.

By:	/s/ Michael Kardok	By:	/s/ Richard J. Johnson
Name:	Michael Kardok	Name:	Richard J. Johnson
Title:	Treasurer	Title:	Division Vice President

Exhibit (h)(1)(iii)

APPENDIX A

Funds and Portfolios

Dated October 1, 2011

Natixis Funds Trust I, a business trust organized under the laws of the Commonwealth of Massachusetts

CGM Advisor Targeted Equity Fund

Hansberger International Fund

Natixis Diversified Income Fund (formerly, Natixis Income Diversified Portfolio, formerly, IXIS Income Diversified Portfolio)

Natixis U.S. Multi-Cap Equity Fund (formerly, Natixis U.S. Diversified Portfolio, formerly, IXIS U.S. Diversified Portfolio, formerly, CDC Nvest Star Advisers Fund)

Loomis Sayles Core Plus Bond Fund

Vaughan Nelson Small Cap Value Fund

Absolute Asia Dynamic Equity Fund

Natixis Oakmark Global Fund

Natixis Oakmark International Fund

Natixis Funds Trust II, a business trust organized under the laws of the Commonwealth of Massachusetts

Harris Associates Large Cap Value Fund

ASG Global Alternatives Fund

Vaughan Nelson Value Opportunity Fund

ASG Diversifying Strategies Fund

Westpeak ActiveBeta® Equity Fund

ASG Managed Futures Strategy Fund

Loomis Sayles Multi-Asset Real Return

Loomis Sayles Absolute Strategies Fund

Loomis Sayles Senior Floating Rate and Fixed Income Fund

ASG Growth Markets Fund

Natixis Funds Trust IV, a business trust organized under the laws of the Commonwealth of Massachusetts

AEW Real Estate Fund

Loomis Sayles Funds I, a business trust organized under the laws of the Commonwealth of Massachusetts

Loomis Sayles Bond Fund

Loomis Sayles Fixed Income Fund

Loomis Sayles Global Bond Fund

Loomis Sayles High Income Opportunities Fund

Loomis Sayles Inflation Protected Securities Fund

Loomis Sayles Institutional High Income Fund

Loomis Sayles Intermediate Duration Bond Fund (formerly, Loomis Sayles Intermediate Duration Fixed Income Fund)

Loomis Sayles Investment Grade Fixed Income Fund

Loomis Sayles Securitized Asset Fund

Loomis Sayles Small Cap Value Fund

Exhibit (h)(1)(iii)

APPENDIX A

Funds and Portfolios

Dated October 1, 2011

(continued)

Loomis Sayles Funds II, a business trust organized under the laws of the Commonwealth of Massachusetts

Loomis Sayles Global Equity and Income Fund (formerly, Loomis Sayles Global Markets Fund, formerly, Loomis Sayles Worldwide Fund

Loomis Sayles Growth Fund

Loomis Sayles High Income Fund

Loomis Sayles International Bond Fund

Loomis Sayles Investment Grade Bond Fund

Loomis Sayles Limited Term Government and Agency Fund

Loomis Sayles Mid Cap Growth Fund (formerly, Loomis Sayles Aggressive Growth Fund)

Loomis Sayles Small Cap Growth Fund

Loomis Sayles Strategic Income Fund

Loomis Sayles Value Fund

Gateway Trust, a business trust organized under the laws of the Commonwealth of Massachusetts

Gateway Fund

Hansberger International Series, a business trust organized under the laws of the Commonwealth of Massachusetts

Hansberger Emerging Markets Fund

Hansberger International Growth Fund

Hansberger International Value Fund

Exhibit (h)(1)(iii)

SCHEDULE 1.3

SERVICE LEVEL AGREEMENT

October 1, 2011

Overview

The standards below represent the levels and standards which the Transfer Agent is generally achieving in its day-to-day operations and which the Fund may reasonably expect the Transfer Agent to generally achieve. Notwithstanding anything in the Transfer Agency and Service Agreement or any schedule or exhibit thereto (the “Agreement”) to the contrary, this does not mean, and, the Transfer Agent neither represents, warrants or covenants that, nor does the Fund necessarily expect, that the Transfer Agent shall always meet, fulfill or comply with the levels and standards set forth below at all times. Rather, it is the expectation of the parties that, in the event of a failure to meet, fulfill or comply with the levels and standards set forth below, the parties shall coordinate and cooperate to correct the inadequacies as set forth immediately below in “Service Level Standard Resolution”.

Service Level Standard Resolution

Notwithstanding the Transfer Agent’s best efforts to achieve the levels and standards herein, the Fund acknowledges that such levels and standards may not be met at all times. In the event that there is a failure to meet a service level or standard, the Transfer Agent shall promptly notify the senior officer designated by the Fund. Thereafter, the parties shall meet to discuss the reason(s) that the Transfer Agent failed to meet such service level or standard with a view to restoring compliance with such level as quickly as reasonably possible under the circumstances to avoid a repeated failure by the Transfer Agent. As part of the resolution process, the parties may, as agreed upon, amend the service level or standard listed below.

Timeliness and Accuracy Standards. As further described below in the “Compliance Measurement” section, the Transfer Agent shall provide the Fund with a monthly service level report with respect to its performance. Such service level report shall be provided to the Fund by the 20th day of the month immediately following the month that the report covers. The parties agree that if the Transfer Agent for a period of three (3) consecutive months does not meet (i) the monthly Overall Transaction Accuracy standard (which is based on a rolling three month period which includes accuracy rate and precision variable), and (ii) at least three of the four monthly Timeliness standards (defined below), then the Fund may provide written notice to the Transfer Agent of such failure but not before the first of the month immediately following the Fund’s receipt of the applicable service level report. The Transfer Agent shall remedy the failure within forty-five (45) days (or such other period of time as the parties may agree) following receipt of such notice. In the event that the Transfer Agent fails to remedy such failure in that time period, then the Fund may terminate the Agreement for cause upon at least sixty (60) days’ written notice to the Transfer Agent (the foregoing, a “Service Level Termination Right”). For purposes of this paragraph, the monthly Timeliness standards shall consist of: (1) Call Center Timeliness (Speed of Answer and Service Level); (2) Correspondence Timeliness (Financial and Non-Financial); (3) Correspondence Email Timeliness; and (4) Transactions Timeliness (Overall Transaction Timeliness Rate). For purposes of this paragraph, Commission Timeliness and Correspondence Accuracy shall not be included.

Quality Standards - Call Center. The parties agree that if the Transfer Agent’s Call Center Quality (based on Natixis scores as measured by NQR) does not meet or exceed the NQR Average for two (2) quarters within a calendar year, then the Transfer Agent shall reimburse the Fund for fifty percent (50%) of the base annual NQR contract fee paid by the Fund for that

Exhibit (h)(1)(iii)

calendar year (excluding any reimbursable expenses and any NQR special project related fees). Such reimbursement shall, in each case, be credited by the Transfer Agent against any fees due from the Fund in the next available billing cycle after the credit becomes payable.

Quality Standards - Correspondence. The parties agree that if the Transfer Agent’s Correspondence Quality (based on Natixis scores as measured by NQR) does not meet or exceed the NQR annual Benchmark “Statistical High/Low Composite (60% content, 25% clarity, and 15% typographical) based on that calendar year, then the Transfer Agent shall reimburse the Fund for fifty percent (50%) of the base annual NQR contract fee paid by the Fund for that calendar year (excluding any reimbursable expenses and any NQR special project related fees). Such reimbursement shall, in each case, be credited by the Transfer Agent against any fees due from the Fund in the next available billing cycle after the credit becomes payable.

Compliance Measurement

The Transfer Agent will utilize its own internal quality review process (or, any mutually agreed upon third party quality review process as the Transfer Agent may from time to time utilize, such process, “QAT” or “Quality Review”) to monitor the quality of services provided under the Agreement and the Transfer Agent’s satisfaction of the standards and levels set forth herein.

The Fund may, at any time, elect to retain, at its own expense, National Quality Review (“NQR”) (or, such other mutually agreed upon industry-recognized, external quality review process as the Fund may from time to time utilize). In the event the Fund retains NQR or another third party quality review process, the Transfer Agent will use all reasonable commercial efforts to assist and cooperate with NQR (or such other industry recognized external quality review process as the Fund may elect from time to time to utilize). In addition, the Transfer Agent will provide to the Funds detail from the Quality Review on a monthly basis. The Transfer Agent and the Fund agree to review the Quality Review scores to implement process improvements going forward in the event that improvements are necessary.

Call Center and Processing Standards.

ACTIVITY	MONTHLY REPORTING STANDARDS [1,3]
TIMELINESS STANDARDS
Call Center
Average Speed of Answer	15 seconds
Abandonment Rate	<2%
Service Level	85% within 15 seconds
Correspondence
Financial Inquiries	3 days (Primary) – 96-98% 6 days (Secondary) –100%
Non-Financial Inquiries	6 days (Primary) – 96-98% 10 days (Secondary) – 100%
IRA Acct Transfer Request Notices	3 days
IRA Acct Transfer Reminder Notices	15,30, and 45 days
Email Inquiries	98% within 2 days of receipt
Transactions
Adjustments	99-100% day of receipt
Exchanges	99-100% day of receipt
Maintenance	99-100% 3 days of receipt
New Accounts	99-100% day of receipt

Exhibit (h)(1)(iii)

Purchases	99-100% day of receipt

Call Center and Processing Standards (continued).

ACTIVITY	MONTHLY REPORTING STANDARDS [1,3]
Redemptions	99-100% day of receipt
Transfers	98-100% 2 days of receipt
Overall Transaction Timeliness	99% (98.5% & above will be rounded to 99%)
Commissions
Commission runs	3 business days
Trail commissions	5 business days
ACCURACY STANDARDS [2]
(Natixis scores- measured by QAT)
Transactions
Adjustments	98%
Exchanges	98%
Maintenances	98%
New Accounts	93%
Purchases	98%
Redemptions	98%
Transfers	97%
Overall Accuracy Standard	97%
QUALITY STANDARDS [2]
(Natixis scores -measured by NQR)
Call Center	NQR Benchmark
Correspondence	NQR Annual Benchmark “Statistical High/Low Composite” (60% content, 25% clarity, 15% typographical)

1.	All references to days are to business days defined for purposes of this schedule as a day on which the New York Stock Exchange (“NYSE”) is open for business (a “Business Day”). The transaction turnaround targets apply to requests received in good order by the Transfer Agent before close of NYSE on a Business Day.
2.	NQR and QAT report measurement of performance as a percentage and also report a ‘precision variable” for the percentage measurement. For purposes of this Schedule, the Transfer Agent shall be deemed to have met a Service Level if the measurement that NQR or QAT reports for the Transfer Agent varies from the established standard by no more than the reported precision variable for that quarter.
3.	All scores 0.5% and above will be rounded up to the next highest percentage.

Exhibit (h)(1)(iii)

Systems Availability:

System/ Applications	Hours of Availability Holidays with 7 calendar days advance notice		System Availability
AS/400 Transfer Agent AWD Databases	Monday-Friday Saturday Sunday	6:00 AM to 11:00 PM (EST) 1:30 AM to 5:00 PM (EST) 1:30 AM to 11:00 PM (EST)	99.0%

TA2000	Monday-Friday	7:00 AM to 11:00 PM (EST)	99.0%
	Please refer to our response below for additional information Saturday-Sunday Generally available, other than for scheduled maintenance or events

AS400:

Server availability is defined as the monthly availability rate that the Transfer Agent (through its parent DST Systems, Inc., “DST”) guarantees to maintain for servers in the AWD Data Center in regard to server hardware, operating system, and AWD applications. The monthly availability rate does not include any third party applications, including any custom code.

TA2000 Availability:

TA2000 is generally available in some capacity on 24 hours a day, 7 days a week basis. Below we have provided a description of general availability: Service level agreements between DST and Boston Financial require that the CICS regions be fully functional between the hours of 7:00 AM EST to the agreed upon start of nightly, generally 10:00 PM EST on all days during which the New York Stock Exchange is open for business however, in actuality the system is much more widely available than the service level agreement implies.

During the nightly cycle, certain files are sporadically unavailable for batch updates. When the shareowner master and history files are unavailable, alternate files are allocated to the on-lines to allow some limited lookup and transaction functionality.

Unless there is scheduled maintenance or other activity, such as a purge or conversion, CICS regions are fully available and functional on all non-business days. Scheduled DST maintenance occurs routinely, generally late on a Saturday night or early on a Sunday morning. Purge and conversion events occur over weekends, generally early Saturday morning through mid-afternoon. When these evens occur, the system is usually unavailable. For most purge and conversion events, it is possible to implement the alternate file process. All scheduled maintenance and other scheduled activities are reported via change control at least two weeks in advance of the event.

FanWeb and Voice Response Unit (VRU) Availability

Internet websites and VRU will be available 99.5% of the time on a 7 day/24 hour basis, excluding for regularly scheduled maintenance to the Website and VRU.

Additional Information:

The Transfer Agent shall not be obligated to meet the foregoing levels and standards during such periods where the Transfer Agent’s failure to meet such levels and standards arises out of, results from or is proximately caused by: (i) a failure, inadequacy in the performance of or unavailability of communication lines or communication facilities (including the equipment or computer being

Exhibit (h)(1)(iii)

used to access the communication lines) outside of the Transfer Agent’s facilities; (ii) a Force Majeure event as set forth in Section 15.3 of the Agreement, (iii) an event which requires the Transfer Agent to process at its disaster recovery facility, (iv) a failure to perform properly or timely by a third party whose performance is a prerequisite for the Transfer Agent’s performance, (v) a failure, unavailability, disruption or circumstances arising out of or resulting from the Internet if any service hereunder involves or entails utilization of the Internet to transmit to or from the Transfer Agent’s facilities, (vi) a pre-planned extraordinary event (e.g., a hardware or software installation), and/or (vii) failures to perform caused by third parties (including the Fund) whose actions are beyond the Transfer Agent’s reasonable control. The Transfer Agent shall have no responsibility or liability for the unavailability of a system or service where such unavailability was caused or contributed to by inadequacies of the Fund’s equipment.

The Transfer Agent’s performance during periods affected by any one or more of the foregoing conditions shall not be measured and included in any Quality Review report provided by the Transfer Agent to the Fund; provided, however, that as soon as any of the foregoing circumstances is rectified or alleviated, the measurement of the Transfer Agent’s performance under the foregoing levels and standards shall recommence.

From time to time, business environment changes may necessitate updates to the levels and standards contained within this document. The Transfer Agent and the Fund agree to negotiate in good faith to reach agreement on such additional requirements.

Exhibit (h)(1)(iii)

SCHEDULE 3.1

FEES AND EXPENSES

Effective October 1, 2011 to September 30, 2014

General: Fees are billable on a monthly basis at the rate of 1/12 of the annual fee. A charge is made for an account in the month that an account opens or closes.

Annual Account Service Fees1*

Open Accounts:[1]
Networked	$ 7.00/account
Non-Networked	$13.00/account

Closed Accounts	$ 2.00/account

For billing purposes, Open Accounts are calculated and invoiced at the end of each month using the following formula: Open Accounts plus Closed Accounts, minus the prior month’s Closed Accounts.

Annual Fiduciary Fees2: All fiduciary fees (including set-up, maintenance and closeout) paid by Shareholders or swept from current accounts will be retained by the Transfer Agent in accordance with the following:

Individual Retirement Account (“IRA”)	$20.00/SSN
Education Savings Account (“ESA”)	$15.00/SSN
Keogh/403b	$10.00/account (not to exceed $30.00)

Other
Ad Hoc Reporting	$60.00/standard report[3]

Cost Basis Support	$2.50/1099B transaction[4]

[1]	Includes AML/CIP Services for non-networked accounts (excluding CIP-related search fees) and Shareholder transcript fees.
[2]

The Fiduciary Fees shall be waived for certain mutually agreed upon accounts, consistent with the parties’ past practice. The parties acknowledge that any additional waivers of these fees beyond those already previously agreed upon and currently in place may require adjustment to the fees and expenses set forth on this Schedule 3.1.

[3]	Waived for the first $50,000.00, which is an annual waiver.
[4]	Fee is capped at $50,000.00 per year and will be billed as a reimbursable expense.

Exhibit (h)(1)(iii)

SCHEDULE 3.1

FEES AND EXPENSES

Effective October 1, 2011 to September 30, 2014

(continued)

DDA Balance Earnings Credits: The Transfer Agent shall retain all DDA balance earnings credits in lieu of additional fees hereunder and will advise the Fund, upon its request, of the amount of such balance earnings credits retained by the Transfer Agent.

Remote Automated Work DistributorTM (AWD®) Workstations5±±: Two (2) remote AWD® workstations (total, not per Fund) will be provided at two locations at no charge to the Funds. Terminal charges for any additional remote AWD® workstations will be billed as an out-of-pocket expense.

SIMPLE IRA Fees and Expenses

Fees payable by the Funds:
Participant Fees	$ 50.00 per participant
Bounced Investment Checks	$ 30.00 per check
Customized Programming	$195.00 per hour
AWD Fax-In Line	$125.00 monthly
New Fund Set Up	$500.00 per Fund
Fund Mergers	$125.00 per event
Training on Site	$125.00 per event
Additional Client Reporting	$250.00 to create
$ 50.00 to run
Legal Document Pulls	$ 25.00 per document
CIP	$ 0.10 per account

Fees Systematically Deducted From Participant Accounts:
Distribution	$ 30.00 per check

Quarterly Fee – dependent on how plan submits payroll rosters
Automated	$ 20.00 per year
Non-Automated	$ 35.00 per year

Project Management: The Fund may request assistance from the Transfer Agent project team, including with respect to the coordination and usage of any DST products available for use by the Fund. The Transfer Agent will use all reasonable efforts to assist the Fund as requested, subject to available resources. The Fund acknowledges that certain systems or products are proprietary to DST and not under the direct control of the Transfer Agent. The Transfer Agent shall review with the Fund annually the project management requests received from the Fund during the preceding year and, in the event the Transfer Agent determines that an additional charge is

[5]	Use of remote terminals is subject to a separate license agreement (at no additional cost) with DST Technologies, Inc., wholly-owned subsidiary of DST Systems, Inc. (“DST”)

Exhibit (h)(1)(iii)

necessary to continue to satisfy such requests, the parties agree to negotiate in good faith as to any such charges.

SCHEDULE 3.1

FEES AND EXPENSES

Effective October 1, 2011 to September 30, 2014

(continued)

DST Development Work. The Transfer Agent will provide up to 700 hours per year of DST development work at no additional charge. Accordingly, any DST development work in excess of 700 hours will be billed at the then current rate. In the event the Fund does not use the allotted 700 hours in any year then those hours shall be carried over (limited to one year only) and added to next year’s allotted 700 hours without a charge.

Reimbursable Expenses§[67]	Billed as Incurred

Reimbursable expenses include but are not limited to: tapes, postage*, post office box rental*, checkwriting postage*, supplies*, statements*, checkwriting*, print and mailing services*, information disc (year end) *, TINS, average cost, data communications equipment*, COOL (computer output on-line), microfiche, freight*, telephone charges*, fax lines, 800 line charges*, TA2000 voice*, DST disaster recovery charge*, offsite storage*, Vax payroll processing, state tax reporting, Fund/SERV* and NSCC Processing, AWD remote workstations (additional to those set forth above) *, excess history*, Fan Mail*, Fan Web*, jumbo processing*, lost shareholder searches*, lost shareholder tracking*, Powerselect*, Short Term Trader*, Vision*, escheatment, year-end forms*, programming hours (as set forth above), on-request reports, Shareholder proxy services, CIP-related search charges*, literature requests, regulatory compliance charge (per CUSIP), suspicious activity reporting for networked accounts, Omnibus Transparency*, Plan Trust Reports*, bank fees*, preparation of Form 1099Rs, additional reports, project management, enhancements, audio response system*, federal wire fees, and other expenses incurred at the specific direction of the Fund or with advance written notice to the Fund.

§NOTE: The Transfer Agent reserves the right to introduce specific fee increases, as necessary, to cover increases in the costs of reimbursable expenses or regulatory changes; provided, that such fee increases are applied on a universal basis to other clients of the Transfer Agent and that the Transfer Agent provides 90 days advance written notice to the Fund of each such increase. E-mail communication directed to the respective parties identified in Section

[6]

The following are the current rates for the reimbursable expenses noted, which are subject to change upon advance written notice to the Fund: Regulatory Compliance Cusip Charge ($100/Cusip per year); AML/SAR Network Account Charge ($0.15/networked account per year; minimum of $200 per month); Compliance Plus ($50,000/year); Microfiche/COOL ($10,750/month split between Natixis/Loomis/Hansberger); Return Checks ($30/check); Document Pull ($25/document pull); DSTO Technical Support ($195/hour); BFDS/DST Technical Support ($195/hour for any hours in excess of contractual allowances); BFDS/DST non-technical support ($125/hour for any hours in excess of contractual allowance); BFDS NSCC Group transaction fee ($0.10/transaction); Escheatment ($250/Cusip and $2.00 per each escheatable item); Manual and Systematic Wires ($5.50/wire); On Request Reports ($60/ report in excess of contractual allowance); 1099 Reporting, Bank Match Reporting and State Tax Withholding ($150/Cusip/state/report, $200 annual Cusip fee, maximum of $175,000); AWD fax in lines ($125/month); New Fund Set Up ($1,500/fund), Rush Fee $2,000/fund); Year-end COOL ($14,846/year: split between Natixis $14,024 and Loomis $822); and Manual Check Pull ($20/check).

[7]	The reimbursable expenses noted with an asterisk are pass through items where the charge is determined by a third party.

Exhibit (h)(1)(iii)

15.13 of the Agreement shall be deemed a written communication for purposes of the notice provisions herein

Exhibit (h)(1)(iii)

SCHEDULE 1.2(f)

AML DELEGATION

Dated: October 1, 2011

1.	Delegation.

1.1	In order to assist the Fund with the Fund’s AML responsibilities under applicable AML laws, the Transfer Agent offers certain risk-based AML Procedures that are reasonably designed to: (i) promote the detection and reporting of potential money laundering activities; and (ii) assist in the verification of persons opening accounts with the Fund. The Fund has had an opportunity to review the AML Procedures with the Transfer Agent and desires to implement the AML Procedures as part of the Fund’s overall AML program (the “AML Program”).

1.2	Accordingly, subject to the terms and conditions set forth in this Agreement, the Fund hereby instructs and directs the Transfer Agent to implement the AML Procedures as set forth in Section 4 below on the Fund’s behalf and delegates to the Transfer Agent the day-to-day operation of the AML Procedures. The AML Procedures set forth in Section 4 may be amended, from time to time, by mutual agreement of the Fund and the Transfer Agent upon the execution by such parties of a revised Schedule 1.2(f) bearing a later date than the date hereof.

1.3	The Transfer Agent agrees to perform such AML Procedures, with respect to the ownership of Shares in the Fund for which the Transfer Agent maintains the applicable shareholder information, subject to and in accordance with the terms and conditions of this Agreement.

2.	Consent to Examination. In connection with the performance by the Transfer Agent of the AML Procedures, the Transfer Agent understands and acknowledges that the Fund remains responsible for assuring compliance with the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (“USA PATRIOT Act”) and that the records the Transfer Agent maintains for the Fund relating to the AML Program may be subject, from time to time, to examination and/or inspection by federal regulators in order that the regulators may evaluate such compliance. The Transfer Agent hereby consents to such examination and/or inspection and agrees to cooperate with such federal examiners in connection with their review. For purposes of such examination and/or inspection, the Transfer Agent will use its best efforts to make available, during normal business hours and on reasonable notice all required records and information for review by such examiners.

3.	Limitation on Delegation. The Fund acknowledges and agrees that in accepting the delegation hereunder, the Transfer Agent is agreeing to perform only the AML Procedures, as may be amended from time to time, and is not undertaking and shall not be responsible for any other aspect of the AML Program or for the overall compliance by the Fund with the USA PATRIOT Act or for any other matters that have not been delegated hereunder. Additionally, the parties acknowledge and agree that the Transfer Agent shall only be responsible for performing the AML Procedures with respect to the ownership of, and transactions in, Shares in the Fund for which the Transfer Agent maintains the applicable Shareholder information.

Exhibit (h)(1)(iii)

4.	AML Procedures[8]

4.1	Consistent with the services provided by the Transfer Agent and with respect to the ownership of Shares in the Fund for which the Transfer Agent maintains the applicable Shareholder information, the Transfer Agent shall:

(a) On a daily basis, submit all new customer account registrations and registration changes against the Office of Foreign Assets Control (“OFAC”) database, the Politically Exposed Persons (“PEP”) database, and such other lists or databases as may be required from time to time by applicable regulatory authorities;

(b) Submit all account registrations through OFAC database, the PEP database, and such other lists or databases as may be required from time to time by applicable regulatory authorities;

(c) On a daily basis, submit special payee information from checks, outgoing wires and systematic withdrawal files through the OFAC database;

(d) Review certain types of redemption transactions that occur within thirty (30) days of an account establishment, registration change, or banking information change (e.g. redemption by wire within 30 days of banking information change; rapid depletion of account balance after establishment; and redemption by check within 30 days of address change);

(e) Review wires sent pursuant to banking instructions other than those on file with the Transfer Agent;

(f) Review accounts with small balances followed by large purchases;

(g) Review accounts with frequent activity within a specified date range followed by a large redemption;

(h) Review purchase and redemption activity by check that meets or exceeds $100,000 threshold on any given day;

(i) Determine when a suspicious activity report (“SAR”) should be filed as required by regulations applicable to mutual funds; prepare and file the SAR; provide the Fund with a copy of the SAR within a reasonable time after filing; and notify the Fund if any further communication is received from the U.S. Department of the Treasury or other law enforcement agencies regarding such filing;

[8]

The accounts, transactions, items and activity reviewed in each case are subject to certain standard exclusions as set forth in written procedures of the Transfer Agent, which have been made available to the Fund and which may be modified from time to time.

Exhibit (h)(1)(iii)

(j) Compare account information to any FinCEN request received by the Fund and provided to the Transfer Agent pursuant to USA PATRIOT Act Sec. 314(a). Provide the Fund with the necessary information for it to respond to such request within required time frame;

(k)(i) Take reasonable steps to verify the identity of any person seeking to become a new customer of the Fund and notify the Fund in the event such person cannot be verified, (ii) Maintain records of the information used to verify the person’s identity, as required, and (iii) Determine whether the person appears on any lists of known or suspected terrorists or terrorist organizations provided to the Fund by any government agency;

(l) Conduct due diligence and if required, enhanced due diligence in accordance with 31 C.F.R. 103.176(b) for new and existing correspondent accounts for foreign financial institutions (as defined in 31 C.F.R. 103.175). The Transfer Agent will perform an assessment of the money laundering risk presented by the account based on a consideration of relevant factors in accordance with applicable law and information provided by the foreign financial institution in a financial institution questionnaire. If an account is determined to have a medium or above risk-ranking, the Transfer Agent will monitor the account on a monthly basis for unusual activity. In the situation where due diligence cannot be completed with respect to an account, the Transfer Agent will contact the Fund’s AML Officer for further instruction.

(m) Upon the request by the Fund, conduct due diligence to determine if the Fund is involved with any foreign jurisdiction, institution, class of transactions and a type of account designated, from time to time, by the U.S. Department of Justice in order to identify and take certain “special measures” against such entities as required under Section 311 of the USA PATRIOT Act (31 C.F.R. 103.193).

(n) Commencing on or before the date as determined by FinCEN, create and retain records required under 31 CFR 103.33 in connection with the transmittals of funds in amounts equal to or in excess of $3,000, and transmit such information on the transactions to the receiving financial institutions.

4.2	In the event that the Transfer Agent detects activity as a result of the foregoing procedures, which necessitates the filing by the Transfer Agent of a SAR or other similar report or notice to OFAC, then the Transfer Agent shall also immediately notify the Fund, unless prohibited by applicable law.

4.3	AML Reporting.

(a) On a quarterly basis, the Transfer Agent shall make available to the Fund a report on its performance of the AML Procedures, among other compliance items, which report shall include information regarding the number of: (i) potential incidents involving cash equivalents or unusual or suspicious activity, (ii) SARs Forms filed on behalf of the Fund, (iii) outstanding customer verification items, (iv) potential and confirmed matches against known offender, OFAC and PEP databases, and (v) potential and confirmed matches in connection with FinCEN requests. Notwithstanding anything in this Section 4.3(a) to the contrary, the Transfer Agent reserves the right to amend and update the form of its AML reporting from time to time to comply with new or amended requirements of applicable law or to enhance its Compliance+ program.

Exhibit (h)(1)(iii)

(b) At least annually, the Transfer Agent will arrange for independent testing (an audit) of AML services it provides to its clients on an organization-wide basis by a qualified independent auditing firm. The Transfer Agent will provide the AML compliance officer of the Fund with the results of the audit and testing, including any material deficiencies or weaknesses identified and any remedial steps that will be taken or have been taken by the Transfer Agent to address such material deficiencies or weaknesses.